EXHIBIT 10.30

FACTORING AGREEMENT
ROSENTHAL & ROSENTHAL, INC.
1370 Broadway
New York NY 10018

New York, NY, September 29, 2010
WILLIAM RAST SOURCING, LLC
1212 Flower St., 5Th Fl.
Los Angeles, CA  90015

The following is the Agreement under which we are to act as your sole factor.  Capitalized terms shall have the meanings set forth in Section 14 hereof:

1.	Sales and Assignment:

You hereby sell and assign to us, making us absolute owner thereof, all of your Receivables (except for COD, Credit Card and Prepay accounts), and we shall have the right to collect and otherwise deal therewith as the sole and exclusive owner thereof. Upon each sale of your Inventory or rendition by you of services, you shall execute and deliver to us such further and confirmatory assignments of your Receivables as we require, in form and manner satisfactory to us, together with copies of invoices or such equivalent electronic document as we may designate for such use, and all shipping or delivery receipts and such other proof of sale and delivery or performance as we, from time to time, may require.  All invoices (and other statements to Customers) evidencing Receivables shall clearly state, in a manner satisfactory to us, that each Receivable has been sold and assigned to and is payable only to us.

2.	Credit and Approval:

You will submit to us for our credit approval the principal terms of each and every Order.  We may, in our sole discretion, approve all or a portion of an Order, by issuing a Credit Approval, withdraw any Credit Approval, withdraw or adjust any Credit Line, or suspend any Availability under a Credit Line, at any time before you deliver the Inventory or render the services.  In addition, we may from time to time establish a Credit Line or Credit Lines pursuant to which you may ship to Customers. No Credit Approval, including approval based upon shipment against Availability under a Credit Line shall be effective unless (i) the Inventory is shipped or the services rendered, within the time specified therein, or if no time is specified, within thirty (30) days after the date our Credit Approval is issued or if the Credit Approval specifies an outside date for delivery or shipment, by such delivery or shipment date; (ii) the Customer has accepted delivery of the Inventory or performance of the services; and (iii) a confirmatory assignment of the Receivables(s) which arise as a result of the Order which is the subject of the Credit Approval has been delivered to us, within ten (10) days of the delivery of the goods or the performance of the service.  Upon the effectiveness of a Credit Approval, we shall be deemed to have accepted the Credit Risk to the extent of the dollar amount specified in the Credit Approval and the Receivable which is the subject thereof shall, to the extent of the amount specified in the Credit approval, be a Credit Approved Receivable.  In no event, however, shall we have any Credit Risk on (i) the first $500 owing, at any time, from any Customer, or (ii) any Receivable for freight, samples, or sales not made in the ordinary course of your business.  We may, in our sole discretion, withdraw any Credit Approval, or withdraw or adjust any Credit Line, at any time before you deliver the Inventory or render the services.

3.	Client Risk Receivables:

All CR Receivables are with full recourse to you and at your credit risk, but are otherwise subject to the covenants, terms and conditions provided herein with respect to Credit Approved Receivables.  We shall have the right to charge back to your account the amount of CR Receivables at any time either before or after their maturity and you agree to pay us upon demand the amount thereof, together with all expenses including collection charges and attorneys’ fees incurred by us in attempting to collect or enforce any such payment.  In addition, if we, at your request, and in our discretion, file a proof of claim in any insolvency proceeding with respect to a CR Receivable and/or forward a CR Receivable to an attorney or agency for collection, we shall charge your account with (i) the fees and expenses of such attorney or collection agency and (ii) a service charge equal to $100 plus 5% of any amount collected on the CR Receivable.

4.	Returned Merchandise/Claims, Disputes and Chargebacks:

In the event of a breach of any of the representations or warranties contained herein with respect to a Receivable, or the assertion, with respect to a Receivable, of a Dispute, or the payment of all or part of a Receivable by the Customer obligated thereon, to a Person other than us, and any such Receivable (whether or not a Credit Approved Receivable) shall thereupon become a CR Receivable.  You shall notify us immediately of any Dispute, including, a Customer’s return of or desire to return any Inventory purchased from you.  We may, but are not obligated, to settle, compromise, adjust or litigate any Dispute, including, a return of the related Inventory upon such terms as we deem advisable.  We may, at our option, charge back to you all amounts owing on CR Receivables which are not paid when due.  We shall have the right to charge back to you the amount of any payment which we receive with respect to a CR Receivable, if we are subsequently required to disgorge such payment for any reason, including, such payment being deemed a preferential transfer.  A chargeback shall not constitute a resale or reassignment to you of the Receivable which is the subject thereof.  You agree to indemnify and save us harmless from and against any and all loss, liability, claim, cost and expense of any kind, caused by or arising from any Disputes with or claims of your Customers or any Person or representative thereof, asserting an interest in Receivables or payments thereon, including:  (i) any disputes or claims with respect to terms, price, quality or otherwise with respect to Receivables; (ii) any claim for a return of any payments with respect to Receivables (including alleged preferential transfers with respect to payments on Receivables that were not Credit Approved Receivables at the time the payment was received); (iii) any claims by any governmental authorities (federal, state, municipal or otherwise) for the turnover or payment to such governmental authority of all or any portion of any payment received from a Customer which we paid to you and (iv) all collection expenses and attorney’s (whether in-house or outside) fees incurred with respect to any of the foregoing.  Your liability under this paragraph, and that of any Person liable for the Obligations, shall constitute Obligations but shall nonetheless be independent hereof and continue notwithstanding any termination hereof.

5.	Representations, Warranties and Covenants:

You represent, warrant and covenant that:

5.1. you are fully authorized to enter into this Agreement and perform hereunder and you will continue to be so authorized for the duration of this Agreement.

5.2. you are solvent.

5.3. the Receivables are, and shall be, at the time of their creation, bona fide, existing and enforceable obligations of Customers arising out of sales made or services rendered by you, free and clear of all security interests, liens, claims and Disputes whatsoever other than Permitted Liens and in the event that any such Receivables arise from the sale of good, such goods meet all standards imposed by any governmental agency or authority.

5.4. the Inventory is not subject to any security interest, lien or encumbrance whatsoever, other than Permitted Liens, and you covenant that (i) you shall not permit the Inventory to become so encumbered without our prior written consent; and (ii) the Inventory meets all standards imposed by any governmental agency or authority.

5.5. with respect to each Receivable as it arises: (i) you will have delivered the Inventory or rendered the services pursuant to the Order; (ii) the Customer will accept the Inventory and/or services without any offset or counterclaim; (iii) no known Dispute will exist in any respect; (iv) you will have preserved, and will continue to preserve, any liens and any other rights available to us by virtue of this Agreement; and (v) the Customer will not be your Affiliate.

5.6. you will within ten days of our request therefor, provide us with copies of invoices and shipping or delivery receipts or such equivalent electronic documents as we may designate or other proof of sale and delivery or performance as we may from time to time require.

5.7. you will not, without providing us with thirty (30) days prior written notice thereof, change your name, your state of organization or your principal place of business and you are not aware, and will upon your becoming aware, notify us promptly, of any Person organizing under your name in another state.

5.8. you do not transact business under any trade names or tradestyles except as set forth on an Exhibit annexed hereto and with respect to any such tradename or tradestyles you have (i) caused the same to be registered in accordance with the laws applicable to the use of such tradenames or tradestyles and have not in any way assigned or encumbered your interest in such tradenames or tradestyles, except to the extent of Permitted Liens; or (ii) obtained a license to use such tradenames (other than the license agreement entered into between William Rast Sourcing, LLC and William Rast Licensing, LLC) or tradestyles from the owner thereof with respect to the goods or services sold by you under such tradenames or tradestyles, and in the markets in which such goods or services are sold by you; and you are not aware, and will upon your becoming aware, promptly notify us, of any other Person using your name or any of your tradenames or tradestyles in any similar line of business.

5.9. you are, and at all times during the term of this Agreement, shall be, duly organized, existing and in good standing under the laws of the state of your organization; and you are, and at all times during the term of this Agreement, shall be, duly qualified, existing and in good standing in every state in which the nature of your business requires you to be so qualified.

5.10. to the extent that any advances requested by you under this Agreement shall be used for paying wages of your employees, you shall withhold and pay over to the applicable tax authorities any amounts thereof as it shall be so required by applicable law.

6.	Commissions and charges:

6.1. For our services hereunder, we shall receive a factoring commission (hereinafter referred to as the “Base Commission”) of (i) 0.75% of the gross invoice amount of each Receivable; plus (ii) on those Receivables due from a Customer (or any Affiliates or subsidiaries of such Customer) listed on the Special Accounts Schedule submitted herewith and/or from time to time hereafter, such percentage of the gross invoice amount thereof as equals the surcharge set forth on the Special Accounts Schedule, to the extent of the amount credit approved.  All commissions shall be due and payable and chargeable to your account with us at the date a Receivable arises.  The minimum commission payable by you to us on each invoice evidencing a Receivable shall be $3.00.

6.2. Our charge specified in Section 6.1 hereof is based upon maximum selling terms of 60 days, and no more extended terms or additional dating shall be granted by you to any Customer without our prior written approval.  If such approval is given by us, then for each additional thirty (30) days or part thereof of such extended terms or additional dating, our charge with respect to the Receivables covered thereby shall be increased by an amount equal to the greater of (x) one quarter of one percent (1/4 of 1%) of the invoice amount of such Receivable; or (y) twenty-five percent (25%) of the charge specified in Section 6.1 hereof.  In addition, we shall charge you a fee of $5.00 for each instance in which you change the terms of sale of any Receivable after you have submitted to us a confirmatory assignment schedule listing such Receivable.

6.3. The minimum aggregate Base Commission payable under this Agreement shall be $84,000.00 for each Contract Year, which shall be fully earned by us at the beginning of each Contract Year, and which to the extent of any deficiency (after giving effect to the commissions paid under Section 6.1), shall be chargeable to your account with us on a monthly basis.

6.4. You shall pay to us an aggregate closing fee of $25,000 in the first Contract Year, which shall be fully earned on the Effective Date, and which shall be payable on a monthly basis of $2,083.33 per month.

7.	Purchase Price; Interest Rate, Advances and Reserves:

7.1. The purchase price for each Receivable shall be the invoice amount of the Receivable, less (i) returns (whenever made); (ii) selling discounts, credits or deductions of any kind allowed, granted to or taken by the Customer at any time; and (iii) our commission provided for in Section 6 hereof.  No discount, credit or allowance with respect to any Receivable shall be granted by you, and no return of Inventory shall be accepted by you without our prior written consent.  A discount, credit or allowance may be claimed only by the Customer.  All amounts collected against the purchase price shall be credited to your account on the Payment Date.

7.2. In our sole discretion, in accordance with the terms of this Agreement, we will, from time to time at your request, advance to you, sums up to 75% of the aggregate Net Amount of Eligible Receivables outstanding at the time any such advance is made less the Reserves, if any (the “Receivable Availability”); plus whichever is less, 50% of the lower of cost or market value of Eligible Inventory or $875,000.

7.3. You will pay to us interest on the daily balance of all monies, paid or otherwise advanced to you or for your account net of all payments received from you or on your behalf.  Interest upon the daily net balance of any monies remitted, paid or otherwise advanced to or for your account before the Payment Date (or interest applicable on the charges and expenses hereinabove or hereinafter referred to) will be charged to you at a rate per annum equal to the Interest Rate.  Interest will be charged to your account monthly in arrears.  We may, in our sole discretion, remit to you, at any time, any amount standing to your credit on our books.  Interest, as calculated above, will also be charged to you on all other Obligations, except those specifying a different rate, from the date incurred through the date paid. That portion of advances made by us to you which is (i) in excess of the Receivable Availability, but not the sum of the Receivable Availability plus the Inventory Availability, shall bear interest at the Inventory Rate, and (ii) in excess of the sum of the Receivable Availability plus the Inventory Availability, shall bear interest at the Overadvance Rate.  Upon the occurrence of a Default, and for so long as such Default continues, the Obligations shall, at our option, bear interest at the Default Rate.  Interest shall be calculated on the basis of a three-hundred-sixty (360) day year for the actual number of days elapsed.  In no event shall any applicable interest rate under this Agreement exceed the maximum rate permitted by applicable law and in the event excess interest is paid, it shall be considered a repayment of principal.

8.	Statement Of Account and Expenses:

8.1. You shall pay to us any Obligations upon demand. You hereby irrevocably authorize and direct us to charge at any time to your account any Obligations owing to any of our Affiliates by charging your account.

8.2. We will render a statement of account monthly to you, and such statement shall be binding upon you, except for specific matters which you contest and of which we are notified in writing to the contrary, within sixty (60) days after the date of such statement.

8.3. You shall pay all reasonable expenses (including attorneys, both in-house and outside, fees) incurred by us in connection with the preparation and execution of this Agreement and any other documents or agreements in connection with or related to this Agreement, and the relationship established in connection herewith and/or the transactions contemplated hereby, including, expenses incurred in connection with the filing of financing statements under the UCC and the making of record searches.  We may also charge to your account any fees, costs or other expenses we incur to eliminate or cure any lack of capacity that we may now or hereafter have to maintain an action in the courts of any state to enforce payment or Receivables due from Customers located in such state by reason of your acts or omissions, including your failure to qualify as a foreign entity in such state, your failure to publish notices or file an affidavit of publication relating to your existence as a limited liability company or any other failure on your part to observe the laws of such state that are applicable to you or your assets. You shall also pay to us such fees as we may charge from time to time for, among other things, wire transfers, agings and special reports.  In connection with our examinations of your books, records and operations you shall pay all of our out-of-pocket expenses plus for each examiner the Standard Examiner’s Rate in effect at the time of any such examination.  In connection with our administration of this Agreement, our liquidation of any Collateral, settlement of any Dispute, or enforcement of any Obligation, or our protecting, preserving and enforcing our security  interests and rights hereunder, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to our transactions with you, including actions or proceedings that may involve any Person asserting a priority or claim with respect to the Collateral, all costs and expenses incurred, including, attorneys’ (both in-house and outside) fees incurred by us, shall be borne and paid for by you, and may, at our option, be charged to your account with us.  Your reimbursement obligations pursuant to this paragraph shall survive termination of this Agreement.

8.4. No delay or failure on our part in exercising any right, privilege, or option hereunder shall operate as a waiver of such or of any other right, privilege, or option, and no waiver, amendment, or modification of any provision of this Agreement shall be valid, unless in a writing signed by us and then only to the extent therein stated.  Should any provision of this Agreement be prohibited by or invalid under applicable law, the validity of the remaining provisions shall not be affected thereby.  Unless otherwise specifically provided in this Agreement, any notices, requests, demands or other communications permitted or required to be given under this Agreement shall be in writing and shall be sent by facsimile, hand delivery or by a nationally recognized overnight delivery service, to the addresses and facsimile numbers of the parties set forth below (or to such other address or facsimile number as a party may hereafter designate by a notice to the other that complies with this section) and shall be deemed given (a) in the case of a notice sent by facsimile, when received by the recipient if the sending party receives a confirmation of delivery from its own facsimile machine;  and (b) in the case of a notice that is hand delivered or sent by such overnight courier, when delivered (provided that the sending party retains a confirmation of delivery).  Any notice which, pursuant to the terms hereof must be sent by you by certified or registered mail shall be deemed given and effective when received by us.

If to us	If to you
Rosenthal & Rosenthal, Inc. 1370 Broadway New York NY 10018 Attn: David Flaxman, Esq., with a copy to J. Michael Stanley Facsimile: (212) 356-0989	William Rast Sourcing, LLC 1212 Flower St., 5th Fl. Los Angeles, CA 90015 Attn: Darryn Barber Facsimile: (213) 745-2032

8.5 The headings used herein are intended to be for convenience of reference only and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

9.	Payments:

9.1. All remittances obtained by you against Receivables will be received in trust for us, and you will turn over to us the identical remittances as speedily as possible; provided, however, that nothing herein authorizes you to collect Receivables.  You constitute us, or any other entity or person whom we may designate, as your attorney in fact at your own cost and expense to exercise, at any time, all or any of the following powers which, being coupled with an interest, shall be irrevocable until this Agreement has been terminated and you have fully and indefeasibly paid and discharged all Obligations (a) to sign and/or endorse your name on all remittances and all papers, bills of lading, receipts, instruments and documents relating to the Receivables and the transactions between us; (b) to deposit any checks or other remittances received relating to the Receivables regardless of notations or conditions placed thereon by your customers or deductions reflected thereby and to charge the amount of any such deductions to your account; and (c) to sign your name to any and all documents necessary to cure or eliminate any lack of capacity that we may now or hereafter have, by reason of your acts or omissions, to maintain an action in the courts of any state to enforce payment of Receivables due from Customers located in such state, to publish any public notices relating to your existence as a limited liability company required to cure or eliminate any such lack of capacity, and to file such documents with the appropriate public officials or agencies.

9.2. If any payment or recovery is received from or on behalf of a Customer which is a Customer on both Credit Approved Receivables and CR Receivables, any such payment or recovery may be first applied to the Credit Approved Receivables notwithstanding (i) any notation to the contrary on or with respect thereto; (ii) the payment terms thereof; (iii) the due date thereof; or (iv) whether such payments were made in the ordinary course of business or otherwise.

10.	Security Interest; Financing Statements:

10.1. To secure all of the Obligations, you hereby grant to us a security interest in all of your Accounts, Instruments, Chattel Paper, Documents, Investment property, General Intangibles, Deposit Accounts, Letter of Credit Rights, property at any time in our possession, and the Reserves (whether or not any of the foregoing are specifically assigned to us), in each case whether currently owned or hereafter acquired by you and whether now existing or hereafter arising (whether before, during the effectiveness of, or after the termination of this Agreement) and wherever located, any security and guarantees therefor, in any goods or property represented thereby, in all of your books and records relating to the foregoing, and any equipment containing such books and records, in all sums of money at any time to your credit with us, all of your present and future claims against us under or in connection with this Agreement and in all Proceeds. Without in any way limiting the generality of the foregoing, you further sell, and assign to us and grant to us a security interest, in all your right, title and/or interest in the Inventory represented by Receivables as well as Inventory returned by or repossessed from Customers, all of your rights as an unpaid vendor or lienor, all of your rights of stoppage in transit, replevin and reclamation relating thereto, and all of your rights against third parties with respect thereto.  You will cooperate with us in exercising any rights with respect to any of the foregoing..

10.2. You authorize us to file financing statements and any and all other documents that may now or hereafter be provided for by the UCC to reflect and/or perfect any security interest now or hereafter granted by you to us in any of your presently owned or hereafter acquired property.  In the event that any jurisdiction requires a debtor’s signature on such financing statements and/or such other documents, you authorize us to file such financing statements and/or other documents on your behalf as your attorney in fact, which such power being coupled with an interest, shall be irrevocable until this Agreement has been terminated and you have fully and indefeasibly paid and discharged all of the Obligations.

11.	Books and Records/Financial Statements:

We and our representatives shall, at all reasonable times, have the right to examine all of your books and records.  You agree to prepare and furnish to us within sixty (60) days after the close of each of your fiscal quarters, financial statements reviewed and in such form and detail as we may reasonably require.  You also agree to have prepared, and to furnish to us within ninety (90) days after the close of each of your fiscal years, financial statements, in accordance with GAAP, which have been reviewed by an independent certified public accountant satisfactory to us.

12.	Term:

This Agreement shall commence on the date hereof, shall continue for one Contract Period and shall automatically renew at the end of each Contract Period for an additional Contract Period.  Notwithstanding the foregoing, this Agreement may be terminated (i) by us at any time, on not less than sixty (60) days prior written notice to you; or (ii) by you, effective at the end of a Contract Period provided you give us notice in writing, by registered or certified mail, not less than thirty (30) days, and not more than sixty (60) days prior to the expiration of the then effective Contract Period, of your intention to terminate this Agreement as at the end of such Contract Period; or (iii) by you, at any time, upon your written request to us to terminate this Agreement effective as of the date set forth in such request provided that (x) we in our sole discretion agree to such request and (y) you pay to us an Early Termination Fee upon the effective date of such termination.  In the event of a Default, we shall have the right to terminate this Agreement at any time without notice, and you shall owe us an Early Termination Fee calculated as of the date of such termination. The Early Termination Fee shall become automatically due and payable in the event a petition is filed by or against you under any provision of Title 11 of the United States Code. Our rights and the Obligations arising out of transactions having their inception prior to the termination date shall not be affected by any termination or notice thereof, nor shall any transaction which by its terms survives termination.  Any receivable which is a Credit Approved Receivable as of the date of Termination and in respect of which such Credit Approval could not have been withdrawn by us pursuant to Section 2 hereof as of such date of Termination shall remain a Credit Approved Receivable (except to the extent a Dispute thereafter arises with respect thereto) notwithstanding such Termination and our right and obligations in respect thereof shall survive such Termination. Any other Receivable shall automatically become a CR Receivable as of the date of such Termination. Termination of this Agreement shall not become effective in respect of the liens and security interests granted to us hereunder until you have fully and indefeasibly paid and discharged all Obligations, and until such time, you shall continue to furnish confirmatory assignments and  schedules of Receivables to us and deliver and pay over to us all Proceeds in respect thereof.  From and after the effective date of termination, all amounts charged or chargeable to your account hereunder and all other Obligations, shall become immediately due and payable without further notice or demand.

13.	Governing Laws/Jury Trial Waiver/Jurisdiction/Venue and Miscellaneous Provisions:

This Agreement is deemed made in the State of New York and shall be governed, interpreted and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed within such state. No modification, waiver or discharge of this Agreement shall be binding upon us unless in writing and signed by us.  Our failure, at any time, to exercise any right or remedy hereunder, shall not constitute a waiver on our part with respect to such right or remedy, nor shall such failure preclude us from exercising the same or any other right or remedy at any subsequent time.  If any taxes are imposed upon us, or if we shall be required to withhold or pay any tax or penalty because of or in connection with any transactions between us under this Agreement, you shall indemnify us and hold us harmless in respect thereof.  This Agreement embodies our entire agreement as to the subject matter hereof and supersedes all prior agreements (whether oral or written) as to the subject matter hereof.  TRIAL BY JURY IS HEREBY WAIVED BY EACH OF US IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF US AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP CREATED HEREBY (WHETHER SOUNDING IN TORT OR CONTRACT).  YOU HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK (OR THE CIVIL COURT OF THE CITY OF NEW YORK IF SUCH MATTERS BE WITHIN ITS JURISDICTION), AND OF ANY FEDERAL COURT IN SUCH STATE, IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR A DETERMINATION OF ANY DISPUTE AS TO ANY SUCH MATTERS.  IN CONNECTION THEREWITH, YOU HEREBY WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREE THAT SERVICE THEREOF MAY BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO YOU AT YOUR ADDRESS SET FORTH ABOVE, OR SUCH OTHER ADDRESS AS SHALL HAVE PREVIOUSLY BEEN COMMUNICATED TO US BY REGISTERED OR CERTIFIED MAIL.  WITHIN THIRTY DAYS AFTER SUCH MAILING, YOU SHALL APPEAR OR ANSWER TO SUCH SUMMONS, COMPLAINT OR OTHER PROCESS.  SHOULD YOU FAIL TO APPEAR OR ANSWER WITHIN SAID THIRTY DAY PERIOD, YOU SHALL BE DEEMED IN DEFAULT AND JUIDGMENT MAY BE ENTERED BY US AGAINST YOU FOR THE AMOUNT AS DEMANDED IN ANY SUMMONS, COMPLAINT OR OTHER PROCESS SO SERVED.  In the event we shall retain attorneys for the purpose of enforcing the performance, payment or collection of any of the Obligations, then and in that event you agree to pay the fees of such attorneys, plus any and all expenses and disbursements incurred in connection therewith and/or incidental thereto.

Our books and records shall be admissible as prima facie evidence of the status of the account between us.  The use of “including” or “include” means “including (or “include”), without limitation.”  The use of “or” means “and/or” if the context so permits or requires.  The term “satisfactory to us” as used herein shall mean “satisfactory to us in our sole and absolute discretion”. You will not seek advice or counsel from us or any of our representatives with respect to the management or operation of your business and if you deem such advice or counsel to have been offered, directly or indirectly, you will evaluate it and act or decline to act upon it based upon your own analysis and/or the advice or counsel of your own independent expert(s) or consultant(s).  You agree that there is no fiduciary relationship between us or our representatives and you or any other entity, affiliated or controlled by you, and that you will not seek or attempt to establish any such fiduciary relationship.  You hereby expressly waive any right to assert, now or in the future, that there was or is a fiduciary relationship between you and us and/or our representatives in any action, proceeding or claim for damages. If any provision of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.  This Agreement shall be binding upon and inure to the benefit of each of us and our respective heirs, executors, administrators, successors and assigns, provided, however, that you may not assign this Agreement or your rights hereunder without our prior written consent.

14.	Definitions:

As used in this Agreement, these terms shall have the following meanings which shall be applicable to both the singular and plural forms of such terms.

“Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Affiliate” of a Person shall mean any entity controlling, controlled by, or under common control with, the Person and the term “controlling” and such variations thereof shall mean ownership of a majority of the voting power of a Person, or the contractual power to control such Person’s affairs.

“Agreement” shall mean this Factoring Agreement, as amended, modified or supplemented.

“Availability under a Credit Line” shall mean the unused amount of a Credit Line, unless otherwise suspended by us at any time (e.g., when Receivables due from the Customer under a Credit Line are a certain number of days past due) and communicated to you in writing or by such electronic means as may be designated by us to you.

“Bank” shall mean JPMorgan Chase Bank or any successor thereto.

“Base Commission” shall have the meaning set forth in Section 6.1 hereof.

“Business Day” shall mean a day on which we and major banks in New York City are open for the regular transaction of business.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Collateral” shall mean any property or rights in property whenever arising which now or hereafter secure any of the Obligations.

“Contract Period” shall mean (i) the consecutive twenty-four month period following the last day of the month in which the Effective Date falls; and (ii) each consecutive 24 month period thereafter.

“Contract Year” shall mean the consecutive twelve month period following the last day of the month in which the Effective Date falls and each consecutive twelve month period thereafter.

“Credit Approval” shall mean either (i) a notice from us to you, in writing or by such electronic means as may be designated by us, that we have approved all or a portion of an Order; or (ii) Availability under a Credit Line.

“Credit Approved Receivable” shall mean a Receivable for which we have assumed the Credit Risk.

“Credit Line” shall mean a line of credit, established by us and communicated from time to time to you in writing or by such electronic means as may be designated by us to you, granting approval for sales by you, or rendition of services by you to a Customer, billed at a specified location or locations, up to a specified aggregate available amount.

 “Credit Risk” shall mean the risk of loss resulting from a Customer’s failure to pay a Credit Approved Receivable on the due date solely because of the Customer’s financial inability to make such payment.

“CR Receivable” shall mean any Receivable which is not a Credit Approved Receivable.

“Customer” shall mean any Person obligated on a Receivable.

“Default” shall mean the occurrence of any of the following events: (1.) nonpayment when due of any amount payable on any of the Obligations; (2.) failure to perform any material term of any agreement or meet any obligation in this Agreement or in any agreement out of which any of the Obligations arose; (3.) breach or failure to continue to be true and accurate in all material respects of any covenants, representation, warranty or agreement whenever made by you to us, whether pursuant to this Agreement or otherwise; (4.) default by you in repayment, when due, of any indebtedness now or hereafter owed for monies borrowed from anyone other than us; (5.) any statement, or warranty of yours made orally or in writing or in any other writing in or in connection with this Agreement or statement at any time furnished or made by you to us is untrue in any material respect as of the date furnished or made; (6.) suspension of the operation of your business; (7.) any Obligor becomes insolvent or unable to pay debts as they mature, makes an assignment for the benefit of creditors, or a proceeding is instituted by or against any Obligor alleging that such Obligor is insolvent or unable to pay debts as they mature, or a petition under any provision of Title 11 of the United States Code, as amended, is brought by or against any Obligor; (8.) death of any Obligor who was a natural person, or death or withdrawal of any partner of any Obligor which is a partnership, or death or withdrawal of any member or any Obligor which is a limited liability company, or dissolution, merger or consolidation of any Obligor which is a corporation or limited liability company; (9.) sale, transfer or exchange, either directly or indirectly, of a controlling stock interest of any Obligor which is a corporation or a controlling membership interest of any Obligor which is a limited liability company; (10.) termination or withdrawal of any guaranty of the Obligations or failure of a Person who has executed such a guaranty, to provide to us, no later than 5 days following the anniversary of the Effective Date in each year and thirty (30) days after our written demand therefor, a financial statement, signed by such Person, that is satisfactory to us as to form and substance; (11.) appointment of a receiver for any collateral pledged for the Obligations or for any of your property, or the property of any Obligor, in which we have an interest; (12.) the Pension Benefit Guaranty Corporation shall commence proceedings under Section 4042 of the Employee Retirement Income Security Act of 1974 (ERISA) to terminate any of your employee pension benefit plans; (13.) any litigation shall be commenced against you that would, if adversely determined, have a material adverse effect on your business; (14.) we, in good faith reasonably exercised, deem the prospect of your payment or performance of the Obligations to have been impaired;  (15.) failure to deliver to us a policy, on the life of Colin Dyne, of Key Man Life Insurance in an amount of not less than $3,000,000, from an insurer acceptable to us, against which policy there are no loans and on which we are named loss payee; or (16) we, in good faith, reasonably exercised, deem ourselves insecure. Notwithstanding anything to the contrary contained in this section, (i) to the extent that an event or occurrence described this section consists of your failure to take, do or perform an act or action, then such failure shall not constitute a Default if no other Default has occurred and if such act or action is taken, done or performed by you within 5 Business Days after our notifying you in writing that the act or action is required to be taken, done or performed by you and has not be taken, done or performed; and (ii) to the extent that an event or occurrence described in this section consists of the commencement of a proceeding against Borrower under Federal or state law or the appointment of a receiver or custodian under Federal or state law, then the commencement of such proceeding or the appointment of such receiver or custodian shall not constitute a Default if no other Default has occurred and if such proceeding or appointment is contested by Borrower within the time period and in the manner required by law and is dismissed, terminated or vacated within thirty (30) Business Days after such commencement or appointment

“Default Rate” shall mean the rate which is three percent (3%) per annum in excess of the Overadvance Rate.

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC

“Deposit Date” shall mean with respect to a payment of a Receivable from or on behalf of a Customer, (i) in the case of a payment that is received by a banking institution and deposited into our account with it (x) prior to 12:00 noon on any day the date such banking institution makes such deposit into our account; (y) after 12:00 noon on any day, the following Business Day; and (ii) in all other cases, the Business Day following the date that the payment is actually received by us.

“Dispute” shall mean  (i) any dispute, claim, offset, defense, counterclaim or any other reason (including, merchandise returns) or no reason for nonpayment of or any refusal to pay all or a portion of any receivable other than a customer’s financial inability to pay, regardless of whether the same is in an amount greater than, equal to or less than the Receivable concerned, whether bona fide or not, and regardless of whether the same, in part or whole, relates to an unpaid Receivable or any other Receivable; and (ii) or the payment of all or part of a Receivable by the Customer obligated thereon, to a Person other than us, and an act of God, force majeure, the acts of restraint of public authorities whether domestic or foreign, civil strife, war or currency restrictions or fluctuations resulting in nonpayment of all or any portion of any Receivable.

“Documents” shall have the meaning set forth in Article 9 of the UCC.

“Effective Date” shall mean the date specified on the upper right portion of the first page of this Agreement.

“Early Termination Fee” shall mean the amount that you and we agree will compensate us for the damages we will sustain if this contract is terminated by you prior to the end of a Contract Period or by us due to a Default by you or automatically as the result of the filing by or against you of a petition under any provision of Title 11 of the United States Code.  The Early Termination Fee, which you and we have agreed represents a reasonable approximation of the amount of such damages (due to the impossibility of calculating such amount in advance), shall be equal to the minimum factoring commission pursuant to Section 6.3 hereof, for the then current Contract Period, less all factoring commissions actually paid prior to the effective date of termination.

“Eligible Inventory” shall mean inventory of finished goods on premises (or in a warehouse) within the continental United States) for which we have obtained such agreements with the lessors of such premises (or the owners or operators of such warehouse) as may be acceptable to us in our sole discretion, valued at the lower of cost or market, free and clear of all customs duty and other liens, charges or claims (with the exception of claims for rent, warehouse or storage charges that are not past due), and in which we have a first and only perfected security interest, and which is acceptable to us in our sole discretion, and at all times shall be acceptable in all respects in our sole discretion. In determining eligibility, we may, but need not, rely on your designations of inventory furnished to us but reliance thereon, from time to time, shall not be deemed to limit our discretionary right to determine and/or revise standards of eligibility at any time. In general, inventory shall not be deemed eligible unless it complies in all respects with the representations, covenants and warranties provided herein and on designations of inventory furnished to us from time to time and meets all standards imposed by any governmental agency or authority.

“Eligible Receivables” shall mean, at the time of the calculation thereof all Receivables less (i) any Receivables subject to a Dispute, (ii) any CR Receivables, (iii) any Receivables owing from a Customer whose total obligations to you exceed twenty five percent (25%) of all Eligible Receivables; and (iv) any Receivables which we in our sole discretion deem not to be Eligible Receivables.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of the determination consistently applied.

“General Intangibles” shall have the meaning set forth in Article 9 of the UCC (and shall include tradenames, trademarks, tradestyles, service marks, copyrights and patents and all your rights and claims against us hereunder or otherwise).

“Guarantor” shall mean any Person, other than you, liable primarily or secondarily, directly or indirectly, on any of the Obligations.

“Instruments” shall have the meaning set forth in Article 9 of the UCC.

“Interest Rate” shall mean the greater of (i) the Prime Rate plus 1.5% per annum; or (ii) 5.5% per annum. Any change in the Interest Rate shall be effective as of the date of any change in the Prime Rate.
“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Inventory Availability” shall have the meaning set forth in Section 7.2 hereof

“Inventory Rate” shall mean the rate which is one percent (1%) per annum in excess of the Interest Rate as adjusted pursuant to Section 7.3 hereof.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

 “Letter of Credit Rights” shall have the meaning set forth in Article 9 of the UCC.

"Net Amount of Eligible Receivables" shall mean the Net Amount of Receivables for all Eligible Receivables.

 “Net Amount of Receivables” shall mean the gross amount of Receivables, less maximum discount, less returns, less credits or allowances of any nature at any time issued, owing, granted or outstanding, and less also our commission as set forth herein.

“Obligations” shall mean all obligations, advances, liabilities and indebtedness of you or your Affiliates to us or any of our Affiliates, however evidenced, arising under this Agreement, under any other or supplemental financing provided to you or an Affiliate, or independent hereof or thereof, whether now existing or incurred from time to time hereafter and whether before or after termination hereof, absolute or contingent, joint or several, matured or unmatured, direct or indirect, primary or secondary, liquidated or unliquidated, and whether arising directly or indirectly or acquired from others (whether acquired outright, by assignment, unconditionally or as collateral security from another and including, participations or interest obligations to others), and including, all of our charges, commissions, fees, interest, expenses, costs and attorneys’ fees chargeable to you in connection therewith, and all of your obligations to us as an indemnitor pursuant to the terms of this Agreement.

“Obligor” shall mean you and each other Person (including, any Guarantor or direct or indirect provider of collateral) primarily or secondarily, directly or indirectly, liable on, or providing collateral for, any of the Obligations.

“Order” shall mean any purchase order or equivalent document for the sale by you of goods or the rendition by you of services.

“Overadvance Rate” shall mean the rate which is three percent (3%) per annum in excess of the Interest Rate as adjusted pursuant to Section 7.3 hereof.

“Payment Date” with respect to a Receivable shall mean the date which is 4 Business Days after the Deposit Date thereof.

“Permitted Lien” shall mean a lien or security interest to which we have specifically consented in writing, subject to any limitation set forth in such writing.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, non-registered organization, association, corporation, limited liability company, government or any subdivision, agency or political subdivision thereof or any other entity.

“Prime Rate” shall mean the rate of interest from time to time publicly announced in New York City by the Bank as its prime rate.  The Prime Rate may not be the lowest or best rate charged by the Bank.

“Proceeds” shall mean all proceeds (as set forth in Article 9 of the UCC), products, rents and profits of or from any and all of the Collateral and, to the extent not otherwise included in the foregoing; (i) all payments under any insurance, indemnity, warranty or guaranty with respect to any of the collateral, (ii) all payments in connection with any requisition, condemnation, seizure or forfeiture with respect to any of the Collateral, (iii) all claims and rights to recover for any past, present or future infringement or dilution of or injury to any Collateral; and (iv) all other amounts from time to time paid or payable under or with respect to any of the Collateral, including licensing and royalty fees.

“Receivable Availability” shall have the meaning set forth in Section 7.2 hereof.

“Receivables” shall mean all Accounts, Instruments, Chattel Paper, Documents, Investment Property and General Intangibles arising from your sales of Inventory or performance of services, and the Proceeds thereof, and all Supporting Obligations, whether now existing or hereafter created.

“Reserves” shall mean any set asides, reductions or reserves which we may establish, from time to time, in our sole option and in our sole discretion in connection with any financial accommodations which we may make available to you in connection with this Agreement.

“Special Account Schedule” shall mean a schedule issued, from time to time, listing thereon surcharge commissions applicable to Receivables owing from the Customers listed thereon.

“Standard Examiner Rate” shall mean the per diem rate per examiner established by us from time to time.  The Standard Examiner Rate on the date hereof is $850.

“Supporting Obligations” shall have the meaning set forth in Article 9 of the UCC.

“UCC” shall mean the Uniform Commercial Code as the same may be in effect (subject to revision, from time to time) in the State of New York.

YOU ACKNOWLEDGE THAT WE HAVE ADVISED YOU TO CONSULT WITH AN ATTORNEY PRIOR TO YOUR EXECUTION OF THIS AGREEMENT.

ROSENTHAL & ROSENTHAL, INC.

By:   /s/ J. Michael Stanley
Name:   J. Michael Stanley
Title:     Managing Director

AGREED:

WILLIAM RAST SOURCING, LLC

By:  /s/ Colin Dyne
Colin Dyne, Manager